Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 and related Prospectus of our reports dated February 24, 2011, relating to the consolidated financial statements of France Telecom and its subsidiaries (France Telecom), and on the effectiveness of France Telecom’s internal control over financial reporting, appearing in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission on April 21, 2011. Such reports, respectively, (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the application, since January 1, 2010, of new standards, interpretations and changes in accounting policies, as it relates to accounting for interests in jointly controlled entities and accounting for actuarial gains and losses on defined benefit plans (2) express an unqualified opinion on the effectiveness of internal control over financial reporting.

We also consent to the reference to us under the headings “Experts” in such Registration Statement and related Prospectus.

/s/ Deloitte & Associés
Neuilly-sur-Seine, France December 12, 2011